Exhibit 1.1

MERIDIAN INTERSTATE BANCORP, INC.
11,557,500 Shares
(subject to increase to 13,291,125 shares)

COMMON SHARES
(No Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

November 13, 2007

Keefe, Bruyette & Woods, Inc.
225 Franklin Street
17th Floor
Boston, Massachussetts 02110
Ladies and Gentlemen:

Meridian Interstate Bancorp, Inc., a Massachusetts corporation (the “Company”), East Boston Savings Bank, a Massachusetts-chartered stock savings bank (the “Bank”), and Meridian Financial Services, Incorporated, a Massachusetts-chartered mutual holding company and the current sole stockholder of the Company (the “MHC”), hereby confirm their agreement with Keefe, Bruyette & Woods, Inc.  (“Keefe Bruyette” or the “Selling Agent”) to serve as agent of the Company to assist the Company in the sale of up to 11,557,500 (subject to increase up to 13,291,125 shares) of Common Stock (as defined below) of the Company (the “Shares”) in the Subscription and Community Offerings, as defined below, and if necessary, a Syndicated Community Offering as follows:

Introductory.  The Company is authorized to issue 50,000,000 shares of capital stock, all of which are common stock having no par value per share (the “Common Stock”). The Company, the MHC and the Bank are sometimes referred to herein as the “Meridian Parties.”

On July 2, 2007, the Boards of Directors of the Company and the Bank and the Board of Trustees of the MHC adopted a Plan of Stock Issuance (the “Plan”), which provides for the offering by the Company, in a subscription offering by way of nontransferable subscription rights, of the Shares for a purchase price of $10.00 per share (the “Purchase Price”) in a Subscription Offering, Community Offering and, if necessary, a Syndicated Community Offering (in each case, as defined below and all of which, collectively, are referred to herein as the “Offering”). The aggregate number of Shares to be issued in the Offering will be between 8,542,500 and 13,291,125, and will be based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. Upon the completion of the Offering the purchasers of Shares in the Offering will own up to 49% of the outstanding Common Stock and the MHC will own the remaining outstanding Common Stock.

The Shares will be offered in descending order of priority to (i) the Bank’s Eligible Account Holders (defined as holders of deposit accounts totaling $50 or more as of June 30, 2006); (ii) the Bank’s Supplemental Eligible Account Holders (defined as holders of deposit accounts totaling $50 or more as of June 30, 2007, other than insiders and their associates as defined in the Plan); (ii) the Meridian Parties’ tax-qualified employee stock benefit plans (“Tax-Qualified Plans”), for a total of up to 10% of the Shares sold in the Offering; and (iv) each employee, officer, director, trustee and corporator of a Meridian Party who does not have a higher priority right (collectively, the “Subscription Offering”). Shares of Common Stock not purchased in the Subscription Offering may be offered to the general public in a community offering that is expected to be conducted during the Subscription Offering (the “Community Offering”). In the Community Offering, preference will be given to natural persons residing in the Massachusetts municipalities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop.  It is acknowledged that the Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all orders in the Community Offering and the Syndicated Community Offering (as defined below).

Shares of Common Stock not purchased in the Subscription Offering or in the Community Offering may be sold through a syndicated community offering managed by Selling Agent (the “Syndicated Community Offering”).

Except for the Tax Qualified Plans, generally no person may purchase in the Offering more than 30,000 Shares; the maximum number of shares that an individual together with persons acting in concert may purchase in all categories of the Offering combined generally is 60,000 shares, provided that the Company may, subject to the Massachusetts Commissioner of Bank’s (the “Commissioner”) approval, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase or decrease such maximum purchase limitations, provided that the purchase limitations may not be increased to a percentage that is more than 5.0% and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the Common Stock offered for sale in the Offering.

In connection with the Offering and pursuant to the terms of the Plan as described in the Prospectus (as hereinafter defined), immediately following the consummation of the Offering, subject to compliance with certain conditions as may be imposed by regulatory authorities, the Company will contribute 300,000 shares of Common Stock to the Meridian Charitable Foundation, Inc. (the “Foundation”) such shares hereinafter being referred to as the (“Foundation Shares”).

The Offering will be accomplished pursuant to applicable federal law, laws of the Commonwealth of Massachusetts and the rules and regulations of the Massachusetts Division of Banks (the “Division”), and the Federal Reserve Board (the “FRB”). The following applications have been filed in connection with the Offering: (i) in accordance with Chapter 167H, Section 11 of the Massachusetts General Laws and Chapter 33 of the Massachusetts Administration Code (together, the “Massachusetts Regulations”), the Company has filed with the Commissioner an Application for Minority Stock Issuance (such application, as amended to date, if applicable, and as from time to time amended or supplemented hereafter, is hereinafter referred to as the “Massachusetts Application”), including copies of the Plan, the Company‘s Notice and Information Statement for a Special Meeting of its Corporators relating to the Offering  (the

“Corporators’ Statement”), and the Prospectus; and (ii) the Company and the MHC have filed with the Board of Governors of the Federal Reserve System (the “FRB”) a Relief for Commitment (the “Relief Application”); all amendments to the foregoing applications required to the date hereof have also been filed. The Massachusetts Application and the Relief Applications are referred to herein collectively as the “Offering Applications.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-146373) (the “Registration Statement”) containing a prospectus relating to the Subscription Offering, the Community Offering and the Syndicated Community Offering for the registration of the sale of the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and has filed such amendments thereto and such amended prospectuses as may have been required to the date hereof. The prospectus, as amended, on file with the Commission at the time the Registration Statement becomes effective is hereinafter called the “Prospectus,” except that if the prospectus filed by the Company pursuant to Rule 424(b) of the rules and regulations, as amended, of the Commission under the 1933 Act (the “1933 Act Regulations”) differs from the prospectus on file at the time the Registration Statement becomes effective, the term “ Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) from and after the time such prospectus is filed with or mailed to the Commission for filing, and shall include any supplements and amendments thereto.   Any document constituting a “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations), which the Selling Agent has approved in advance for use by the Meridian Parties in connection with the Offering is referred to herein as a “Permitted Free Writing Prospectus.”

For purposes of this Agreement any reference to the Division includes the Commissioner.

SECTION 1.  Appointment of the Selling Agent; Compensation to the Selling Agent. Subject to the terms and conditions set forth below, the Company hereby appoints Keefe Bruyette as its exclusive agent to consult with and advise the Meridian Parties, and to solicit subscriptions and purchase orders for Shares on behalf of the Company, in connection with the Company’s offering of Common Stock in the Offerings. On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, Keefe Bruyette accepts such appointment and agrees to consult with and advise the Meridian Parties as to the matters set forth in the Engagement Letter by and among the Selling Agent, the Company and the Bank dated June 16, 2007, as amended, attached as Exhibit A hereto (“Engagement Letter”), and to use its best efforts to solicit subscriptions and purchase orders for Shares in accordance with this Agreement; provided, however, that the Selling Agent shall not be responsible for obtaining subscriptions or purchase orders for any specific number of Shares, shall not be required to purchase any Shares and shall not be obligated to take any action that is inconsistent with any applicable law, regulation, decision or order.

The obligations of the Selling Agent pursuant to this Agreement (other than those set forth in Section 1 and Section 7(b) hereof) shall terminate upon the completion or termination or abandonment of the Plan by the Company or upon termination of the Offering, but in no event later than 45 days after the completion of the Subscription Offering (the “End Date”). All fees or expenses due to the Selling Agent but unpaid will be payable to the Selling Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the

Offering is extended beyond the End Date, the Company, the Bank and the Selling Agent may agree to renew this Agreement under mutually acceptable terms.

In the event the Company is unable to sell a minimum of 8,542,500 Shares within the period herein provided, this Agreement shall terminate and the Company shall refund to any persons who have subscribed for any of the Shares the full amount which it may have received from them plus accrued interest, as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 1 and in Sections 6 and 7 hereof. In the event the Offering is terminated for any reason not attributable to the action or inaction of the Selling Agent, the Selling Agent shall be paid the fees and expenses due to the date of such termination pursuant to subparagraphs (a) and (d) below.

If all conditions precedent to the consummation of the Offering, including, without limitation, the sale of all Shares required by the Plan to be sold, are satisfied, the Company agrees to issue, or have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date (as hereinafter defined) against payment to the Company by any means authorized by the Plan; provided, however, that no funds shall be released to the Company until the conditions specified in Section 8 hereof shall have been complied with. The release of Shares against payment therefor shall be made on a date and at a place acceptable to the Company, the Bank and the Selling Agent. Certificates for shares shall be delivered directly to the purchasers in accordance with their directions. The date upon which the Company shall release or deliver the Shares sold in the Offering, in accordance with the terms herein, is called the “Closing Date.”

The Selling Agent shall receive the following compensation for its services hereunder:

(a)           A management fee of $25,000 payable in four consecutive monthly installments of $6,250 commencing with the adoption of the Plan. This fee shall be due as it is earned and shall be non-refundable.

(b)           A success fee upon completion of the Offering of 0.75% of the aggregate Purchase Price of the Common Shares sold in the Subscription Offering and Community Offering, excluding (i) shares purchased by the Bank’s officers, directors, corporators or employees (or members of their immediate families), and (ii) shares purchased by or contributed to any employee stock ownership plan, charitable foundation, tax-qualified or stock-based compensation plans (except IRAs) or similar plan created by the Bank or the Company for some or all of its directors or employees.  For purposes of this Agreement, “immediate family” includes an officer’s, director’s or employee’s spouse, siblings, parents and children who live in the same house with the officer, director or employee. The management fee described in subparagraph 1(a) will be applied against this success fee.

(c)           If any of the Shares remain available after the Subscription Offering, at the request of the Bank, the Selling Agent will seek to form a syndicate of registered broker-dealers (“Selected Dealers”) to assist in the sale of such Shares on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. The

Selling Agent will endeavor to distribute the Shares among the Selected Dealers in a fashion that best meets the distribution objectives of the Bank and the Plan. The Selling Agent will be paid a fee not to exceed 5.0% of the aggregate Purchase Price of the Shares sold by the Selected Dealers. The Selling Agent will pass onto the Selected Dealers who assist in the Syndicated Community Offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of Selected Dealers other than the Selling Agent shall be transmitted by the Selling Agent to such Selected Dealers (and will be applied against, and come from, the 5.0% fee). The decision to utilize Selected Dealers will be made by the Bank upon consultation with the Selling Agent.  In the event any fees are paid pursuant to this subparagraph 1(c), such fees shall be in lieu of, and not in addition to any fees for the sale of Shares payable pursuant to subparagraph 1(b). The Selling Agent shall have the right, in its sole discretion, to permit investors in the Syndicated Community Offering to submit irrevocable orders together with legally binding commitments for payment for Shares for which they subscribe at any time prior to the Closing Date.

(d)           The Bank and Company shall reimburse the Selling Agent for reasonable out-of-pocket expenses (including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers) provided such expenses do not exceed $10,000. The Bank and the Company will also reimburse the Selling Agent for the fees and expenses of its counsel  up to $25,000.  The Bank and the Company will bear the other expenses of the Offering customarily borne by issuers including, without limitation, those expenses set forth in Section 6 and syndicate expenses associated with the Offering; and the fees set forth under this Section 1. The Company or the Bank will reimburse the Selling Agent for any such other expenses incurred by the Selling Agent on behalf of the Meridian Parties.  The parties hereto acknowledge that the expense limitations set forth in this paragraph may be increased by the mutual consent of the Meridian Parties and the Selling Agent in the event of a material delay in the Offering that requires an update of financial information contained in the Registration Statement for a period later than June 30, 2007.  Not later than two days prior to the Closing Date, the Selling Agent will provide the Meridian Parties with an accounting of all reasonable expenses to be paid at closing. In the event the Offering is terminated prior to consummation thereof, the Company and the Bank shall reimburse the Selling Agent for its reasonable accountable out-of-pocket expenses actually incurred, subject to the limitations set forth in this subparagraph 1(d).

If (i) the Plan is abandoned or terminated by the Company; (ii) the Offering is not consummated by February 21, 2008; (iii) the Selling Agent terminates this Agreement because there has been a material adverse change in the financial condition or operations of the Company since June 30, 2007; or (iv) immediately prior to the commencement of the Offering, the Selling Agent terminates this Agreement because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the Registration Statement, the Prospectus or the Offering Applications or market conditions exist that might render the sale of the Shares by the Company inadvisable, the Management Fee shall serve as compensation for its advisory and administrative services as set forth in the Engagement Letter, in addition to reimbursement of the Selling Agent’s reasonable out-of-pocket expenses as set forth above. If, pursuant to a resolicitation undertaken by the Company, the Selling Agent is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due not to exceed $50,000.

The Selling Agent further agrees to provide general financial advisory assistance to the Company and the Bank for a period of five years following completion of the Offering, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company or the Bank of any fees in addition to those set forth in Section 1 hereof.  Nothing in this Agreement shall require the Company or the Bank to obtain such services from the Selling Agent.  In the case of a distinct transaction evolving from the aforementioned financial advisory services, a fee will be negotiated and an agreement entered into at the time.

The compensation specified above shall be payable (to the extent not already paid) to the Selling Agent in next day clearinghouse funds on the earlier of the Closing Date (as hereinafter defined), a determination by the Company and the Bank to terminate or abandon the Plan, or the termination of this Agreement by the Selling Agent or the Company and the Bank in accordance with the preceding paragraph or otherwise. The Bank and the Company agree to reimburse the Selling Agent from time to time for the reasonable costs and expenses specified in Section 6 hereof, promptly upon receiving a reasonable accounting of such costs and expenses.

SECTION 2. Closing Date; Release of Funds and Delivery of Certificates. If all conditions precedent to the consummation of the Offering are satisfied, the Company agrees to issue or have issued the Shares sold in the Offering and to release for delivery certificates evidencing such Shares on the Closing Date against payment therefor by release of funds from the special, interest-bearing account referred to in Section 5(o) hereof and by the authorized withdrawal of funds from deposit accounts at the Bank in accordance with the Plan; provided, however, that no such funds shall be released to the Company or withdrawn until the conditions specified in Section 8 hereof shall have been complied with. Such release, withdrawal and payment shall be made on the Closing Date, on a business day and at a time and place selected by the Selling Agent, which date and place shall be acceptable to the Bank and the Company, on at least two (2) business days prior notice to the Bank and the Company, or such other time or place as shall be agreed upon by the Selling Agent, the Bank and the Company. Certificates evidencing the Shares sold in the Offering shall be delivered directly to the purchasers thereof or in accordance with their directions. The hour and date upon which the Company shall release or deliver the Shares sold in the Offering in accordance with the terms hereof is called the “Closing Date.”

SECTION 3. Prospectus; Offering. The Shares are to be offered in the Offering at $10.00 per share, as set forth on the cover page of the Prospectus. There will be a minimum and maximum, and an adjusted maximum, number of Shares offered. The number of Shares offered may be changed by the Company, subject to the provisions of the Plan, depending on market and financial conditions.

SECTION 4. Representations and Warranties; Certain Covenants.

4.1 Representations and Warranties of the Meridian Parties. The Meridian Parties jointly and severally represent and warrant to and covenant with the Selling Agent as follows.

a.           The Registration Statement was declared effective by the Commission on November 13, 2007. At the time the Registration Statement, including the Prospectus contained therein, became effective, the Registration Statement complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the Registration Statement, any preliminary or final Prospectus, any Securities Communication (as defined in Section 7 hereof) or any Sales Information (as defined in Section 7 hereof) authorized by any Meridian Party for use in connection with the Offering did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) Prospectus is filed with or mailed to the Commission for filing and at the Closing Date referred to in Section 2, the Registration Statement, any preliminary or final Prospectus, any Securities Communication or any Sales Information authorized by any Meridian Party for use in connection with the Offering will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4.1(a) shall not apply to statements in or omissions from the Registration Statement, any preliminary or final Prospectus, any Securities Communication or any Sales Information made in reliance upon and in conformity with information furnished in writing to the Meridian Parties by the Selling Agent expressly regarding the Selling Agent for use under the caption “The Stock Offering--Marketing Arrangements” in the Prospectus, provided, however, that nothing has come to the attention of the Meridian Parties that would lead them to believe that the information under such caption contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

b.           No Meridian Party has directly or indirectly distributed or otherwise used and will not directly or indirectly distribute or otherwise use any prospectus, any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) or other offering material (including, without limitation, content on the party’s website that may be deemed to be a prospectus, free writing prospectus or other offering material) in connection with the offering and sale of the Shares other than any Permitted Free Writing Prospectus or the Prospectus or other materials permitted by the 1933 Act and the 1933 Act Regulations to be distributed by the Meridian Parties and reviewed and approved in advance for distribution by the Selling Agent.   No Meridian Party has, directly or indirectly, prepared or used and no Meridian Party will, directly or indirectly, prepare or use, any Permitted Free Writing Prospectus except in compliance with the filing and other requirements of Rules 164 and 433 of the 1933 Act Regulations; assuming that such Permitted Free Writing Prospectus is accompanied or preceded by the Prospectus and that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by the Selling Agent, of any Permitted Free Writing Prospectus will satisfy the provisions of Rules 164 and 433 (without reliance on subsections (b), (c) and (d) of Rule 164); and  the Company is not an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations) as of the eligibility determination date for purposes of Rules 164 and 433 of the Rules and Regulations with respect to the offering of the Shares or otherwise precluded under Rule 164 from using free writing prospectuses in connection with the offering of the Shares.

c.           As of the Applicable Time (as defined below), neither the Prospectus or any preliminary Prospectus, nor any Permitted Free Writing Prospectus (collectively, the “Disclosure Package”), will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4.1(c) shall not apply to statements in or omissions from the Prospectus, any preliminary Prospectus or any Permitted Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Meridian Parties by the Selling Agent expressly regarding the Selling Agent for use under the caption “The Stock Offering--Marketing Arrangements” in the Prospectus, provided, however, that nothing has come to the attention of the Meridian Parties that would lead them to believe that the information under such captions contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The term “Applicable Time” means each and every date when a potential purchaser submits a subscription or otherwise commits to purchase Shares.

d.           The Company has filed with (i) the Commissioner the Massachusetts Application, including the Plan, the Registration Statement and the Prospectus; and (ii) the Relief Application with the FRB, each of which included exhibits and supplemental material, and has filed an amendment or amendments thereto, as required, and has published notice of such filings, as required, all of which applications have been or prior to the Closing Date will be approved by the Commissioner and the FRB, as appropriate, and the Plan has been adopted by the Boards of Directors of the Company and the Bank and the Board of Trustees of the MHC, and has been  approved by the corporators of the MHC in accordance with the Massachusetts Regulations.

e.           At the Closing Date, the Offering will have been effected in the manner described in the Prospectus and in accordance with the Plan, the Massachusetts Regulations and all other applicable laws, regulations, decisions and orders, including in compliance with all terms, conditions, requirements and provisions precedent to the Offering imposed upon the Meridian Parties by the Commission, the Commissioner, the FRB, the Division, any state regulatory or Blue Sky authority or any other regulatory authority.

f.           No order has been issued by the Commission, the Commissioner, the FRB, or any state regulatory or Blue Sky authority preventing or suspending the use of the Corporators’ Statement or the Prospectus, and, to the knowledge of the Meridian Parties, no action by or before any such governmental entity to revoke any approval, authorization or order of effectiveness related to the Offering is pending or threatened.

g.           At the time of the approval of the Offering Applications (including any amendment or supplement thereto) by the applicable regulatory authorities, the Offering

Applications complied as required in all material respects with the Massachusetts Regulations.  The Prospectus contained in the Massachusetts Application (including any amendment or supplement thereto), at the time of the approval of the Massachusetts Application by the Commissioner and at all times subsequent thereto until the Closing Date, complied and will comply in all material respects with the Massachusetts Regulations.

h.           Keller & Company, Inc. (“Keller”), which prepared the Independent Valuation dated as of August 30, 2007, as amended, described in the Prospectus (“Independent Valuation”), is independent with respect to the Meridian Parties within the meaning of the Massachusetts Regulations and is believed by the Meridian Parties to be experienced and expert in the valuation and the appraisal of business entities, including savings institutions, and the Meridian Parties believe that Keller has prepared the pricing information set forth in the Prospectus in accordance with the requirements of the Massachusetts Regulations.

i.           Wolf & Company, P.C. (“Wolf”), the firm which certified the financial statements of the Company, filed as part of the Registration Statement, are, with respect to the Meridian Parties, independent certified public accountants as required by the Code of Professional Ethics of the American Institute of Certified Public Accountants, the 1933 Act and the 1933 Act Regulations, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the regulations thereunder and such firm is not, with respect to the Meridian Parties, in violation of the auditor independence requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes-Oxley Act”).

j.           The consolidated financial statements, together with the related schedules and notes thereto, included in the Registration Statement and which are part of the Prospectus present fairly the financial condition, results of operations, changes in retained earnings and cash flows of the Company and its consolidated subsidiaries, at and for the dates indicated and the periods specified and comply as to form in all material respects with the applicable accounting requirements of the 1933 Act Regulations. Such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”), applied on a consistent basis during the periods involved, present fairly in all material respects the information required to be stated therein and are consistent with financial statements and other reports filed by the Company with the Division, except to the extent that accounting principles employed in such filings conform to the requirements of the Division and not necessarily to GAAP. The other financial, statistical and pro forma information and related notes thereto included in the Prospectus present fairly the information shown therein on a basis consistent with the audited financial statements of the Company included in the Registration Statement and which are part of the Prospectus, and as to the pro forma adjustments, such adjustments have been properly applied on the basis described therein.

k.           Since the respective dates as of which information is given in the Registration Statement and Prospectus, except as may otherwise be stated therein: (i) there has not been any material adverse change or development likely to cause a material adverse change in the financial condition, net income, capital, properties, affairs or prospects of the Meridian Parties, taken as a whole, whether or not arising in the ordinary course of business, (ii) there has not been any material increase in the long-term debt of the combined institution taken as a whole, or in the principal amount of the combined institution's assets which are classified as substandard, doubtful or loss or in loans past due 90 days or more or real estate acquired by foreclosure, by deed-in-lieu of foreclosure or deemed in-substance foreclosure or any material decrease in equity capital or total assets of the combined institution, nor have the Meridian Parties issued any securities or incurred any liability or obligations for borrowing other than in the ordinary course of business, (iii) there have not been any material transactions entered into by the Meridian Parties, except those transactions entered into in the ordinary course of business and those specifically described in or contemplated by the Prospectus, (iv) there has not been any material adverse change in the aggregate dollar amount of the Meridian Parties deposits or its net worth; (v) there has been no material adverse change in the Meridian Parties relationship with their insurance carriers, including, without limitation, cancellation or other termination of any fidelity bond or any other type of insurance coverage; (vi) there has been no material change in management of the Meridian Parties; (vii) none of the Meridian Parties has sustained any material loss or interference with its respective business or properties from fire, flood, windstorm, earthquake, accident or other calamity, whether or not covered by insurance; (viii) none of the Meridian Parties has defaulted in the payment of principal or interest on any outstanding debt obligations; and (ix) the capitalization, liabilities, assets, properties and business of the Meridian Parties conform in all material respects to the descriptions thereof contained in the Prospectus and (x) there has not occurred any other event and there has arisen no set of circumstances required by the 1933 Act or the 1933 Act Regulations to be disclosed in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus which has not been so set forth therein and fairly and accurately summarized therein.  The Meridian Parties have no material liability of any kind, contingent or otherwise, except as reflected in the financial statements filed as part of the Registration Statement or otherwise set forth in the Prospectus.

l.           The Company is a Massachusetts corporation, duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts with the corporate power and authority to conduct the business and own the property of the Company as described in the Registration Statement and Prospectus under Massachusetts law.  The Company is a duly registered bank holding company with the FRB and the Massachusetts Board of Bank Incorporation.

m.           The Bank is a state-chartered stock savings bank organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with the corporate power and authority to conduct its business and own its property as described in the Registration Statement and Prospectus.

n.           The MHC is a Massachusetts-chartered mutual holding company, duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts with the corporate power and authority to conduct its business and own its property as described in the Registration Statement and the Prospectus.  The MHC is a duly registered bank holding company with the FRB and the Massachusetts Board of Bank Incorporation.

o.           The Meridian Parties have obtained all material licenses, permits, easements, convents and other governmental and regulatory authorizations (“Permits”) currently required for the conduct of their respective businesses; all Permits are in full force and effect; the Meridian Parties are complying with all laws, rules, regulations and orders applicable to the operation of their respective businesses, except where noncompliance would not result in a material adverse effect on the conduct of the business, financial condition, results of operations, affairs or prospects of the Meridian Parties taken as a whole (a “Material Adverse Effect”); and none of the Meridian Parties has received notice of any proceeding or action relating to the revocation or modification of any such Permit which, individually or in the aggregate, if subject to an unfavorable decision, ruling or finding, might result in a Material Adverse Effect.

p.           The articles of incorporation, charter or similar instruments of the Meridian Parties are in full force and effect; no conservator or receiver has been appointed for any of the Meridian Parties; the Bank is operating as an insured depository institution. Each of the Meridian Parties is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business (currently and as contemplated following the Offering) requires such qualification unless the failure to be so qualified in one or more of such jurisdictions would not have a Material Adverse Effect.

q.           All of the outstanding capital stock of the Bank is duly authorized and validly issued and fully paid and nonassessable; and all such stock is owned directly by the Company, free and clear of all liens, encumbrances, claims or other restrictions. Each of the Meridian Parties does not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus. The only direct and indirect subsidiary of the Bank is Prospect, Inc. (“Prospect”) a Massachusetts corporation. Prospect is a Massachusetts corporation, duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts with the corporate power and authority and Permits to conduct its  business and own its property as described in the Registration Statement and Prospectus under Massachusetts law. Except for this subsidiary, the Company, the Bank, and the MHC do not, directly or indirectly, control (as such term is defined in Section 1-02 under Regulation S-X as adopted by the Commission) any other corporation. Upon consummation of the Offering, the activities of the MHC’s and the Company’s subsidiaries will be permitted to subsidiaries of Massachusetts-chartered corporations and to subsidiaries of federally regulated bank holding companies, and the activities of the Bank and its subsidiary will be permitted by the rules and regulations of the Division and the FRB, and any other state or federal authority having jurisdiction over such matters.

r.           The deposit accounts of the Bank are and following the Closing Date of the Offering will be insured by the FDIC, up to the maximum amounts allowed by law. Upon consummation of the Offering, the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (“Liquidation Account”) will be duly established by the Bank in accordance with the requirements of the Massachusetts Regulations.  The Bank conducts its business in compliance in all material respects with all federal, state and local statutes, laws, rules, regulations, decisions, directives and orders applicable to it (including, without limitation, all regulations and orders of, or agreements with, the Division, the FDIC, and the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination, the Bank Secrecy Act and the USA Patriot Act).

s.           Except as described in the Prospectus there are no contractual encumbrances or restrictions or requirements or material legal restrictions or requirements required to be described therein, on the ability of the Bank, (A) to pay dividends or make any other distributions on its capital stock or to pay any indebtedness owed to another Meridian Party, (B) to make any loans or advances to, or investments in, another Meridian Party or (C) to transfer any of its property or assets to another Meridian Party.  Except as described in the Prospectus, there are no restrictions, encumbrances or requirements affecting the payment of dividends or the making of any other distributions on any of the capital stock of the Company.

t.           The Meridian Parties have properly administered all accounts for which they act as a fiduciary, including but not limited to accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.  Neither any Meridian Party nor any of their respective directors, officers or employees has committed any material breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

u.           The authorized equity capital of the Company consists of 50,000,000 shares of Common Stock, and upon consummation of the Offering the issued and outstanding equity capital of the Company will be consistent with that set forth in the Prospectus under the caption “Capitalization.”  Except for the shares of common stock issued to the MHC, no shares of Common Stock, or securities exercisable into or exchangeable for Common Stock, will have been issued prior to the Closing Date; the Shares will have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the Plan, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares and Foundation Shares is not subject to any preemptive or similar rights; and the terms and provisions of the Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon the issuance of the Shares, good title to the Shares will be transferred from the Company to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

v.           None of the Meridian Parties nor Prospect, is or will be in violation of its articles, charter or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license, Permit (as herein defined) or any other agreement or instrument to which it is a party or by which it or any of its property may be bound; such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the Meridian Parties, threatened any action or proceeding wherein the Meridian Parties or Prospect would or might be alleged to be in default thereunder, where such action or proceeding, if determined adversely to the Meridian Parties or Prospect, would have a Material Adverse Effect.

w.           The consummation of the Offering, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Meridian Parties, and this Agreement has been validly executed and delivered by the Meridian

Parties and is the valid, legal and binding obligation of the Meridian Parties, enforceable in accordance with its terms, except to the extent that rights to indemnity hereunder may be limited under applicable law and subject to bankruptcy, insolvency, reorganization or other laws related to or affecting the enforcement of creditors’ rights generally and equitable principles limiting the right to obtain specific enforcement or similar equitable relief. The execution and delivery of this Agreement, the fulfillment of the terms herein set forth and the consummation of the transactions herein contemplated will not (i) conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the articles, charter or bylaws of the Meridian Parties, or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, franchise, license, Permit or any other agreement or instrument to which the Meridian Parties, or in which the Meridian Parties, has a beneficial interest, or any applicable law, rule, regulation or order; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Meridian Parties; or (iii) result in the creation of any lien, charge, encumbrance or other restriction upon any property of the Meridian Parties.

x.           The Meridian Parties have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement and to carry out the provisions and conditions hereof, and the Company has all such power, authority, authorizations and orders as may be required to issue and sell the Shares and to issue and contribute the Foundation Shares as provided in the Plan and described in the Prospectus, subject to the approval of the applicable regulatory authorities and the satisfaction of any conditions of such approval.

y.           The Meridian Parties and Prospect have good and marketable title in fee simple to all real property and good title to all personal property owned by them and material to their business, in each case free and clear of all security interests, liens, mortgages, pledges, encumbrances, restrictions, claims, equities and other defects except such as are referred to in the Prospectus, or such as do not materially affect the value of such property in the aggregate and do not materially interfere with the use made or proposed to be made of such property; and all of the leases under which the Meridian Parties hold real or personal property are valid and existing leases, enforceable, to the knowledge of the Meridian Parties, against the parties thereto, and in full force and effect with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real or personal property, and no Meridian Party is in default in any material respect of any of the terms or provisions of any material leases.

z.           As of the date hereof and as of the Closing Date and the effective date of the Registration Statement, the Meridian Parties are not subject to and have not been advised by the Commission, the Division, the FDIC or the FRB that it is issuing or requesting (or is considering the appropriateness of issuing or requesting) and will not be in violation of any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive (other than orders or directives applicable to the banking industry as a whole) by, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions (other than board resolutions required by law or regulation and applicable to the banking industry as a whole) at the request of the Commission, the Division, the FDIC, the FRB or any other federal or state governmental authorities to make any material change in the method of conducting their respective businesses so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of such governmental agencies), and no suit or proceeding, charge, investigation or action before or by any court, regulatory authority or governmental agency or body is or will be pending or, to the knowledge of the Meridian Parties, threatened, which might materially and adversely affect the performance of this Agreement or the consummation of the transactions contemplated in the Plan and as described in the Prospectus, or which might result in a Material Adverse Effect, or which would materially affect its respective properties and assets or which is required to be disclosed in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus and is not so disclosed.

aa.           The Meridian Parties have received an opinion of their counsel, Muldoon, Murphy & Aguggia, LLP (“Muldoon”), with respect to the federal income tax consequences of the Offering; an will receive prior to Closing an opinion of Wolf with respect to the federal tax consequences of the proposed establishment of, and contribution to, the Foundation. The opinions of Muldoon and Wolf are accurately summarized in the Offering Applications and the Prospectus. The facts and representations upon which such opinions are based are truthful, accurate and complete, and no Meridian Party will take any action inconsistent therewith.  The facts and representations provided to Muldoon by the Meridian Parties and upon which Muldoon will base its opinion under this Section 8(aa) are and will be truthful, accurate and complete.

bb.           No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default, on the part of any Meridian Party in the due performance and observance of any term, covenant, agreement, obligation, representation, warranty or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement, lease, license, Permit or any other instrument or agreement to which any Meridian Party or by which any of them or any of their respective property is bound or affected which, in any such case, could have, individually or in the aggregate with other breaches, violations or defaults, a Material Adverse Effect; each of such agreements is in full force and effect and is the legal, valid and binding agreement of the applicable Meridian Party and the other parties thereto, enforceable, to the knowledge of the Meridian Parties, in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity and no other party to any such agreement has instituted or, to the knowledge of the Meridian Parties, threatened any action or proceeding wherein the Meridian Parties or any subsidiary thereof would or might be alleged to be in default thereunder.  There are no contracts or documents that are required to be filed as exhibits to the Registration Statement or described in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus which are not so filed or described as required, and such contracts and documents as are summarized in the Registration Statement, the Prospectus, and any Permitted Free Writing Prospectus are fairly summarized in all material respects.  No Meridian Party has sent or received any notice indicating the termination of or intention to terminate any of the contracts or agreements referred to or described in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus, or filed as an exhibit to the Registration Statement, and no such termination has been threatened by any Meridian Party or, to the knowledge of any Meridian Party, any other party to any such contract or agreement.

cc.           Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated in the Registration Statement, none of the Meridian Parties has or will have issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business. For purposes of this Section 4.1(cc), obligations for borrowed money do not include deposits.

dd.           The Meridian Parties have filed all Federal, state and local tax returns which have been required to be filed and have paid all taxes indicated by said returns and all assessments received by them or any of them to the extent that such taxes have become due, except such as are being contested in good faith and for which an adequate reserve or accrual has been established in accordance with generally accepted accounting principles in the United States or where the failure to so timely and properly prepare and file could not have, individually or in the aggregate, a Material Adverse Effect.  The Meridian Parties have no knowledge of any tax deficiency which has been or might be assessed against any Meridian Party which, if the subject of an unfavorable decision, ruling or finding, could have, individually or in the aggregate with other tax deficiencies, a Material Adverse Effect.  All material tax liabilities have been adequately provided for in the financial statements of the Company in accordance with generally accepted accounting principles in the United States. There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement by the Company or with the issuance or sale by the Company of the Shares.

ee.           Except for the  401(k) plan maintained by the Meridian Parties, none of the Meridian Parties maintains any “pension plan,” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  In addition, (A) the employee benefit plans, including employee welfare benefit plans, of the Meridian Parties (the “Employee Plans”) have been operated in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), all regulations, rulings and announcements promulgated or issued thereunder and all other applicable laws and governmental regulations, (B) no reportable event under Section 4043(c) of ERISA has occurred with respect to any Employee Plan of the Meridian Parties for which the reporting requirements have not been waived by the Pension Benefit Guaranty Corporation, (C) no prohibited transaction under Section 406 of ERISA, for which an exemption does not apply, has occurred with respect to any Employee Plan of the Meridian Parties and (D) all Employee Plans that are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code, except to the extent such noncompliance, reportable event or prohibited transaction would not have, individually or in the aggregate, a Material Adverse Effect.  There are no pending or, to the knowledge of the Meridian Parties, threatened, claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan or by any governmental authority, or otherwise involving such Employee Plans or any of their respective fiduciaries (other than for routine claims for benefits).

ff.           None of the Meridian Parties has made any other payment of funds of the Meridian Parties as a loan for the purchase of the Shares or made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

gg.           Prior to the Offering, (x) the Bank had authorized capital stock consisting of one million one hundred thousand (1,100,000) shares of common stock, five hundred sixty one thousand (561,000) of which were outstanding, and one hundred thousand (100,000) shares of preferred stock, none of which were outstanding, (y) the Company had authorized capital stock consisting of fifty million (50,000,000) shares of common stock, none of which were publicly held and one hundred (100) of which were held by the MHC, and (z) the MHC was not authorized to issue capital stock.  None of the Meridian Parties has: (i) other than as described in the Prospectus issued any securities within the last 18 months (except for notes to evidence other bank loans and reverse repurchase agreements); (ii) had any material dealings within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and routine purchases and sales of securities for or from its portfolio; (iii) entered into a financial or management consulting agreement relating to the sale of stock, except as contemplated hereunder; or (iv) engaged any intermediary between the Selling Agent and any Meridian Party in connection with any offering of shares of its capital stock, and no person is being compensated in any manner for such service. Appropriate arrangements have been made for placing the funds received from subscriptions for Shares in a special interest-bearing account with the Bank until all Shares are sold and paid for, with provision for refund to the purchasers in the event that the Offering is not completed for whatever reason or for delivery to the Company if all Shares are sold.

hh.           None of the Meridian Parties is, and none intend to conduct business in a manner in which would cause it to become, an “investment company,” an entity “controlled” by an “investment company” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended or the Investment Advisers Act of 1940, as amended.

ii.           All Sales Information used by the Company in connection with the Offering that is required by the Massachusetts Regulations to be filed has been filed with and approved by the applicable regulatory authority.

jj.           The statistical and market related data contained in any Permitted Free Writing Prospectus, the Prospectus and the Registration Statement are based on or derived from sources which the Meridian Parties believe were reliable and accurate at the time they were filed with the Commission.  No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

kk.           Except for information provided in writing to the Meridian Parties by the Selling Agent related to the Selling Agent for use in the Prospectus and appearing under the heading “The Stock Offering--Marketing Arrangements”, the Meridian Parties have not relied upon the Selling Agent or its legal or other advisors for any legal, tax or accounting advice in connection with the Offering.

ll.           Except as described in the Prospectus and except as would not have, singly or in the aggregate, a Material Adverse Effect, (A) no Meridian Party is in violation of any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Meridian Parties have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in material compliance with their requirements, (C) there are no pending or, to the knowledge of the Meridian Parties, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against any Meridian Party and (D) there are no events or circumstances known to the Meridian Parties that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Meridian Parties relating to Hazardous Materials or any Environmental Laws. Except as described in the Registration Statement, and the Prospectus or except as would not have, individually or in the aggregate, a Material Adverse Effect, to the Meridian Parties knowledge, none of the property owned or leased by the Meridian Parties or their predecessors is contaminated with any Hazardous Materials, and no Meridian Party may be deemed an “owner or operator” of a “facility” or “vessel” which owns, possesses, transports, generates or disposes of a “hazardous substance” as those terms are defined in §9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.

mm.           All of the loans represented as assets on the most recent financial statements or selected financial information included in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulation Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a Material Adverse Effect.

nn.           The Meridian Parties own, or possess adequate rights to use, all patents, copyrights, trademarks, service marks, trade names and other rights necessary to conduct the businesses now conducted by them in all material respects or as described in the Prospectus, each Prospectus and any Permitted Free Writing Prospectus and no Meridian Party has received any notice of infringement or conflict with asserted rights of others with respect to any patents, copyrights, trademarks, service marks, trade names or other rights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, and no Meridian Party knows of any basis for any such infringement or conflict which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

oo.           All documents made available to or delivered or to be made available to or delivered by any Meridian Party or their representatives in connection with the issuance and sale of the Shares, including records of account holders, depositors and borrowers used by the Meridian Parties to determine the identity of Eligible Account Holders and Supplemental Eligible Account Holders, or in connection with the Selling Agent’s exercise of due diligence, except for those documents that were prepared by parties other than any Meridian Party or their representatives, to the knowledge of the Meridian Parties, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

pp.           No approval of any regulatory or supervisory or other public authority is required in connection with the execution and delivery of this Agreement or the issuance of the Shares and the contribution of the Foundation Shares, except for the approvals of the Commission, the Commissioner and the FRB, and any necessary qualification, notification, registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered, and except as may be required under the rules and regulations of the National Association of Securities Dealers, Inc. (“NASD”).

qq.           The Meridian Parties are and will be, as the case may be, in compliance in all material respects with the applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

rr.           The Meridian Parties maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization, and (D) the recorded accounts or assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. The books, records and accounts and systems of internal accounting control of the Meridian Parties comply in all material respects with the requirements of Section 13(b)(2) of the 1934 Act.  The Company will establish disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) that are designed to ensure that the information required to be disclosed in the reports that are filed or submitted under the 1934 Act is accumulated and communicated to the Company’s management (including their respective chief executive officer and chief financial officer) in a timely manner and recorded, processed, summarized and reported within the periods specified in the Commission’s rules and forms.  Wolf and the Audit Committee of the Board of Directors have been advised of:  (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the Meridian Parties ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Meridian Parties internal accounting controls.

ss.           The Meridian Parties carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar industries.  All policies of insurance insuring the Meridian Parties or any of their respective businesses, assets, employees, officers and directors are in full force and effect, and the Meridian Parties are in compliance with the terms of such policies in all material respects. None of the Meridian Parties has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures shall have to be made in order to continue such insurance.  There are no claims under any such policy or instrument as to which an insurance company is denying liability or defending under a reservation of rights clause where absence of coverage would have a Material Adverse Effect.

tt.           No relationship, direct or indirect, exists between or among the Meridian Parties, on the one hand, and the directors, officers, trustees, corporators, stockholders, customers or suppliers of the Meridian Parties, on the other hand, which is required to be described in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus which is not adequately described therein.

uu.           To the knowledge of the Meridian Parties, there are no affiliations or associations between any member of the NASD and any of the Company’s officers, directors, 5% or greater security holders or beneficial owners of unregistered equity securities that were acquired within 180 days prior to November 13, 2007, except as set forth in the Registration Statement.

vv.           The Meridian Parties have taken all actions necessary to obtain on the Closing Date a Blue Sky Memorandum from Muldoon which sets forth those states in which the shares of Common Stock are registered or qualified for sale, or exempt from any such registration or qualification of sale.

ww.           Any certificate signed by an officer of any Meridian Party and delivered to the Selling Agent or their counsel that refers to this Agreement shall be deemed to be a representation and warranty by such Meridian Party to the Selling Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

xx.           The Foundation has been duly organized and is validly existing as a private charitable foundation in good standing under the laws of the Commonwealth of Massachusetts with corporate power and authority to conduct its business as described in the Prospectus; to the knowledge of the Meridian Parties, all approvals required to contribute the Foundation Shares thereto have been obtained as described in the Prospectus and the Corporators’ Statement; except as specifically disclosed in the Prospectus, there are no agreements and/or understandings, written or oral or otherwise, between any of the Meridian Parties and the Foundation with respect to the control, directly or indirectly, over the voting and the acquisition or disposition of the shares of Common Stock to be contributed by the Company to the Foundation; the Foundation Shares to be issued to the Foundation in accordance with the Plan and as described in the Prospectus and the Corporators’ Statement will have been duly and validly authorized for issuance and, when issued and contributed by the Company pursuant to the Plan, will be duly authorized and validly issued and fully paid and non-assessable.  Upon issuance of the Foundation Shares, good title to the Foundation Shares will be transferred from the Company to the Foundation, subject to such claims as may be asserted against the Foundation by third-party claimants.

4.2 Representations and Warranties of the Selling Agent. The Selling Agent represents and warrants to the Meridian Parties as follows:

a.  The Selling Agent is registered as a broker-dealer with the Commission and is a member of the NASD.

b.  The Selling Agent is validly existing and in good standing as a corporation under the laws of the State of New York with the corporate power and authority to provide the services to be furnished to the Meridian Parties hereunder.

c.  The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Selling Agent, and this Agreement is a legal, valid and binding obligation of the Selling Agent, enforceable in accordance with its terms, except to the extent that rights to indemnity hereunder may be limited under applicable law and subject to bankruptcy, insolvency, reorganization or other laws related to or affecting the enforcement of creditors’ rights generally and equitable principles limiting the right to obtain specific enforcement or similar equitable relief.

d.  The Selling Agent and, to the Selling Agent’s knowledge, its employees, agents and representatives who shall perform any of the services required hereunder to be performed by the Selling Agent shall be duly authorized and shall have all licenses, approvals and permits necessary to perform such services, and Selling Agent is a registered selling agent in each of the jurisdictions in which the Shares are to be offered by the Company in reliance upon the Selling Agent as a registered selling agent as set forth in the blue sky memorandum prepared with respect to the Offering.

e.  The execution and delivery of this Agreement by the Selling Agent, the fulfillment of the terms set forth herein and the consummation of the transactions herein contemplated shall not violate or conflict with the corporate charter or bylaws of the Selling Agent or violate, conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any material agreement, indenture or other instrument by which the Selling Agent is bound or under any governmental license or permit or any law, administrative regulation, authorization, approval or order or court decree, injunction or order applicable to it.

f.  Any funds received by the Selling Agent to purchase Shares in the Syndicated Community Offering will be handled in accordance with Rule 15c2-4 under the 1934 Act, to the extent applicable.

g.  No approval of any regulatory or supervisory or other public authority is required in connection with the Selling Agent’s execution and delivery of this Agreement, except as may have been received.

h.  There is no suit or proceeding or charge or action before or by any court, regulatory authority or government agency or body or, to the knowledge of the Selling Agent, pending or threatened, which might materially adversely affect the Selling Agent’s performance under this Agreement.

SECTION 5. Additional Covenants of the Meridian Parties. The Meridian Parties hereby jointly and severally covenant with the Selling Agent as follows:

a.  The Meridian Parties will not file any amendment or supplement to the Registration Statement, the Prospectus or any Offering Application without written notice to the Selling Agent of its intention to do so and providing the Selling Agent and its counsel an opportunity to review such amendment or supplement, nor will any Meridian Party file any such amendment or supplement to which the Selling Agent or its counsel shall reasonably object.

b.  The Meridian Parties will use their best efforts to cause each Offering Application not heretofore approved to be approved by the applicable regulatory authority and will promptly upon receipt of any information concerning the events listed below notify the Selling Agent and its counsel in writing: (i) of the approval of any Offering Application not heretofore approved; (ii) of the receipt of any comments from the Division, the FRB or, any other governmental entity with respect to the Offering or the transactions contemplated by this Agreement; (iii) of the receipt of any comments from the Commission to the Registration Statement or the Prospectus, (iv) of the request by the Commission, the Division, the FRB or any other governmental entity for any amendment or supplement to the Registration Statement, the Prospectus or any Offering Application or for additional information; (v) of the issuance by the Commission, the Division, the FRB, or any other governmental entity of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Company and the Bank under the Massachusetts Regulations, the 1933 Act, 1933 Act Regulations, or other applicable law, or the threat of any such action; (vi) of the issuance by the Commission, the Division, the FRB, or any other state governmental authority of any stop order suspending the effectiveness of the Registration Statement or any Offering Application or of the initiation or threat of any proceedings for such purpose; or (vii) of the occurrence of any event mentioned in paragraph (f) below. The Meridian Parties will make every reasonable effort to prevent the issuance by the Commission, the Division, the FRB, or any other governmental authority of any such order and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time. The Meridian Parties will provide copies of the foregoing comments, requests and orders to the Selling Agent upon receipt of such items.  The Meridian Parties will cause any Permitted Free Writing Prospectus required to be filed with the Commission to be timely filed with the Commission in accordance with the 1933 Act Regulations.

c.  The Meridian Parties will promptly deliver to the Selling Agent and to its counsel two conformed copies of each of the following documents, with all exhibits: each Offering Application as originally filed and each amendment or supplement thereto and the Registration Statement as originally filed and each amendment thereto. In addition, the Meridian Parties will also promptly deliver to the Selling Agent such number of copies of the closing documents with respect to the Offering as the Selling Agent may reasonably request.

d.  The Meridian Parties will furnish to the Selling Agent, from time to time during the period when the Prospectus is required to be delivered under federal or state securities laws or regulations or the applicable rules and regulations of any other governmental entity, such number of copies of the Prospectus (as amended or supplemented) as the Selling Agent may reasonably request for the purposes contemplated by such federal or state securities laws or regulations or the applicable rules and regulations of any other governmental entity. The Company authorizes the Selling Agent to use the Prospectus (as amended or supplemented) for any lawful manner in connection with the sale of the Shares.

e.  The Meridian Parties will comply with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Commission, the Division, the FRB, any state regulatory or Blue Sky authority or any other governmental entity, including the terms, conditions, requirements and provisions contained in the Massachusetts Regulations, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the rules and regulations, as amended, of the Commission promulgated under the 1934 Act (the “1934 Act Regulations”) including, without limitation, Rule 10b-5 under the 1934 Act, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Common Shares during such period in accordance with the provisions hereof and the Prospectus.

f.  If, at any time during the period when the Prospectus is required to be delivered, any event relating to or affecting any Meridian Party shall occur, as a result of which it is necessary or appropriate, in the opinion of counsel for the Meridian Parties, to amend or supplement the Registration Statement or the Prospectus in order to make the Registration Statement or Prospectus not misleading in light of the circumstances existing at the time it is delivered to a purchaser, the Meridian Parties will, at their expense, forthwith prepare, file with the Commission and furnish to the Selling Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement or Prospectus (in form and substance reasonably satisfactory to the Selling Agent and its counsel after a reasonable time for review) which will amend or supplement the Registration Statement or Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading. For the purpose of this Agreement, the Meridian Parties each will timely furnish to the Selling Agent such information with respect to itself as the Selling Agent may from time to time reasonably request.

g.  The Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 180 days after the Closing Date, without the prior written consent of the Selling Agent, any shares of, or any securities convertible into or exercisable for shares of, Common Stock other than in connection with any plan or arrangement described in the Prospectus.

h.  During the period in which the Company’s Common Stock is registered under the 1934 Act, the Company will furnish to its stockholders as soon as practicable after the end of each fiscal year an annual report (including a consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries as at the end of and for such year, certified by independent public accountants in accordance with the 1934 Act and Regulation S-X under the 1934 Act) and make available as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the first fiscal quarter ending after the Closing Date) financial information of the Company and its subsidiaries for such quarter in reasonable detail.

i.  During the period of three years from the date hereof, the Company will furnish to the Selling Agent: (i) promptly after it becomes available, a copy of each report of the Company furnished generally to stockholders of the Company or furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted (including, but not limited to, reports on Forms 10-K, 10-Q and 8-K and all proxy statements and annual reports to stockholders), a copy of each other report of the Company mailed to its stockholders or filed with the Commission or any other supervisory or regulatory authority or any national securities exchange or system on which any class of securities of the Company is listed or quoted and each press release and material news item and article released by the Company or its subsidiaries, and (ii) from time to time, such other public information concerning the Company and its subsidiaries as the Selling Agent may reasonably request.

j.  The Company and the Bank will use the net proceeds from the sale of the Shares substantially in the manner set forth in the Prospectus under the caption “Use of Proceeds.”

k.  Other than as permitted by the Massachusetts Regulations, the 1933 Act, the 1933 Act Regulations and the laws of any jurisdiction in which the Shares are qualified for sale, neither the Company nor the Bank will distribute any Prospectus or other Sales Information or offering materials in connection with the offer and sale of the Shares.

l.  The Company will make generally available to its security holders as soon as practicable, but not later than 60 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 of the 1933 Act Regulations) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the effective date (as defined in such Rule 158) of the Registration Statement.

m.  The Company will register the Common Stock under Section 12(b) of the 1934 Act effective on or prior to the Closing Date. The Company shall maintain the effectiveness of such registration for not less than three years from the time of effectiveness or such shorter period as may be required by the Division.

n.  The Company will use its best efforts to obtain approval for, effective on or prior to the Closing Date, and maintain quotation of the Common Stock on the Nasdaq Global Market.

o.  The Meridian Parties will maintain appropriate arrangements for depositing all funds received from persons delivering orders to purchase Shares in the Subscription and Community Offerings on an interest-bearing basis at the rate described in the Prospectus until the Closing Date or until the Offering is terminated in accordance with the Plan and as described in the Prospectus. The Meridian Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC and to enable the Company to make appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

p.  The Meridian Parties will take such actions and furnish such information as are reasonably requested by the Selling Agent in order for the Selling Agent to ensure compliance with NASD Rule 2790.

q.  The Meridian Parties will conduct their respective businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Division.

r.  The Meridian Parties will not amend the Plan without the Selling Agent’s prior written consent, which consent shall not be unreasonably withheld, in any manner that, in the opinion of the Selling Agent, would affect the sale of the Shares or the terms of this Agreement.

s.  The Meridian Parties will use all reasonable efforts to comply with, or cause to be complied with, the conditions precedent to the several obligations of the Selling Agent specified in Section 8 hereof.

t.  Prior to the Closing Date, the Meridian Parties shall have received approval of each Offering Application required to consummate the Offering.

u.  The Meridian Parties shall assist the Selling Agent, if necessary, in connection with the allocation of the Shares in the event of an oversubscription and shall provide the Selling Agent with any information necessary to assist the Company in allocating the Shares in such event and such information shall be accurate and reliable in all material respects.

v.  Prior to the Closing Date, the Meridian Parties will inform the Selling Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then amended or supplemented, would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

w.  The Company will not deliver the Shares until the Meridian Parties have satisfied or caused to be satisfied each condition set forth in Section 8 hereof, unless such condition is waived in writing by the Selling Agent.

x.  The Company shall notify the Selling Agent when funds shall have been received for the minimum number of Shares set forth in the Prospectus.

y.  Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated

or contemplated therein or set forth in an amendment or supplement thereto, none of the Meridian Parties will have: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or (ii) entered into any transaction which is material in light of the business and properties of Meridian Parties, taken as a whole.

z.  The Meridian Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Division, the FRB, the Commission, the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Date.  The Company will comply with all provisions of all undertakings contained in the Registration Statement.

aa.  The Company shall comply with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules, regulations, guidelines and interpretations promulgated thereunder by any governmental authority.

SECTION 6. Payment of Expenses. Whether or not the Offering is completed or the sale of the Shares by the Company is consummated, the Meridian Parties jointly and severally agree to pay all expenses incident to the performance of the obligations of any Meridian Party under this Agreement, including the following: (i) the preparation, printing, issuance and delivery of the certificates evidencing the Shares sold to the purchasers in the Offering and the printing and delivery of all other documents applicable to the Offering; (ii) the fees and disbursements of the Meridian Parties’ counsel, accountants and other advisors; (iii) the qualification or exemption from qualification of the Shares under all applicable securities or Blue Sky laws, including filing fees and the reasonable fees and disbursements of counsel in connection therewith and in connection with the preparation of a Blue Sky Survey concerning such jurisdictions as the Selling Agent may reasonably designate; (iv) the printing and mailing costs of the Offering, including the delivery to the Selling Agent in such quantities as the Selling Agent shall reasonably request of copies of the Registration Statement, the Prospectus and the Offering Applications as originally filed and as amended or supplemented and all other documents in connection with the Offering and this Agreement; (v) the filing fees incurred in connection with the review of the Registration Statement, the Offering Applications and any other application, form or filing by the Commission, the Division and the FRB; (vi) the filing fees and the fees and disbursements of counsel to the Selling Agent incurred in connection with the review of the Offering by the NASD; (vii) the fees for listing the Shares on the Nasdaq Global Select Market; (viii) the fees and expenses relating to the Independent Valuation; (ix) the fees and expenses relating to proxy solicitation, advertising expenses, temporary personnel expenses, expenses related to the Stock Information Center to be established, investor meeting expenses and other miscellaneous expenses relating to the marketing of the Shares; and (x) the fees and charges of any transfer agent, registrar or other agent. In the event that the Selling Agent incurs any such expenses on behalf of the Meridian Parties, the Meridian Parties will pay or reimburse the Selling Agent for such expenses regardless of whether the Offering is successfully completed, and such reimbursements will not be included in the expense limitations set forth in Section 1(d).

SECTION 7. Indemnification and Contribution.

a.  The Meridian Parties jointly and severally agree to indemnify and hold harmless the Selling Agent, its officers, directors, employees and agents and each person, if any,

who controls the Selling Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any loss, liability, claim, damage, and expense whatsoever (which shall include, but not be limited to amounts incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim or investigation whatsoever and any and all amounts paid in settlement of any claim or litigation), as and when incurred, arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in (A) any preliminary prospectus, the Registration Statement, the Prospectus, any Permitted Free Writing Prospectus, any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) that is not a Permitted Free Writing Prospectus used by a Meridian Party in violation of Section 4.1(b) of this Agreement, the Corporators’ Statement or any amendment or supplement thereto or in any document incorporated by reference therein or required to be delivered with any preliminary prospectus or the Prospectus or (B) in any application or other document or communication filed with the Division, the FRB or the Commission or any securities exchange (“Securities Communication”) or (C) in any application or other document, advertisement or communication prepared, made or executed by or on behalf of any Meridian Party or based upon written information or statements furnished or made by any Meridian Party or its representatives (including counsel) whether or not filed in any jurisdiction in order to register or qualify any or all of the Shares under the securities law thereof (the “Sales Information”); unless such statement or omission was made in reliance upon and in conformity with written information about the Selling Agent, or the compensation of the Selling Agent, furnished to the Company by the Selling Agent expressly for use in the Registration Statement or the Prospectus and appearing under the heading “The Stock Offering--Marketing Arrangements,” or written information concerning the Selling Agent or the compensation of the Selling Agent furnished to the Company by or on behalf of the Selling Agent in any Securities Communication or Sales Information, as the case may be, or (ii) any breach of any representation, warranty, covenant, or agreement of the Meridian Parties contained in this Agreement. For purposes of this section, the term “expense” shall include, but not be limited to, counsel fees and costs, court costs, out-of-pocket costs and compensation for the time spent by the Selling Agent’s directors, officers and employees according to his or her normal hourly billing rates. The indemnification provisions shall also extend to all affiliates of the Selling Agent, their respective directors, officers, employees, legal counsel, agents and controlling persons within the meaning of the federal securities laws. The foregoing agreement to indemnify shall be in addition to any liability the Meridian Parties may otherwise have to the Selling Agent or the persons entitled to the benefit of these indemnification provisions.

b.  The Selling Agent agrees to indemnify and hold harmless the Meridian Parties, its directors, officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement or the Prospectus in reliance upon and in conformity with written information about the Selling Agent, or the compensation of the Selling Agent, furnished to the Company by the Selling Agent expressly for use in the Registration Statement or the Prospectus and appearing under the heading “The Stock Offering--Marketing Arrangements.”

c.  An indemnified party shall give prompt notice to the indemnifying party if any action, suit, proceeding or investigation is commenced in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve the indemnifying party from its obligations to indemnify hereunder. If it so elects within a reasonable time after receipt of such notice, an indemnifying party may assume the defense of such action, including the employment of counsel satisfactory to the indemnified parties, and payment of all expenses of the indemnified party in connection with such action. Such indemnified party or parties shall have the right to employ its or their own counsel (but only one counsel) in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have promptly employed counsel satisfactory to such indemnified party or parties or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to one or more of the indemnifying parties, in any of which events such fees and expenses shall be borne by the indemnifying party and the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties. The Meridian Parties shall be liable for any settlement of any claim against the Selling Agent (or its directors, officers, employees, affiliates or controlling persons), made with the Meridian Parties’ written consent, which consent shall not be unreasonably withheld. The Meridian Parties shall not, without the written consent of the Selling Agent, settle or compromise any claim against the Selling Agent based upon circumstances giving rise to an indemnification claim against the Meridian Parties hereunder unless such settlement or compromise provides that the Selling Agent and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

d.  In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Meridian Parties, on the one hand, and the Selling Agent, on the other hand, shall contribute to the amount paid or payable by such indemnified persons as a result of such loss, liability, claim, damage and expense in such proportion as is appropriate to reflect the relative benefits received by the Meridian Parties, on the one hand, and the Selling Agent, on the other hand, from the Offering, and also the relative fault of the Meridian Parties, on the one hand, and the Selling Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such loss, liability claim, damage and expense, and any other relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, the Selling Agent shall not be obligated to contribute any amount hereunder that exceeds the total amount of the fees paid to the Selling Agent hereunder.

e.  The indemnity and contribution agreements contained herein are in addition to any liability which the Meridian Parties may otherwise have to the Selling Agent.

f.  Neither termination nor completion of the engagement of the Selling Agent nor any investigation made by or on behalf of the Selling Agent shall affect the indemnification, obligations of the Meridian Parties or the Selling Agent hereunder, which shall remain and continue to be operative and in full force and effect.

SECTION 8. Conditions of the Selling Agent’s Obligations. The obligations of the Selling Agent hereunder as to the Shares to be delivered at the Closing Date are subject, in the discretion of the Selling Agent, to the condition that all representations and warranties and other statements of the Meridian Parties herein are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the Meridian Parties shall have performed in all material respects all of their respective obligations hereunder to be performed on or before such dates, and to the following conditions:

a.  At the Closing Date, the Meridian Parties shall have conducted the Offering in all material respects in accordance with the Plan, the Massachusetts Regulations and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon them by the Division and the FRB.

b.  The Registration Statement shall have been declared effective by the Commission and cleared for use by the Commissioner not later than 5:30 p.m. on the date of this Agreement, or with the written consent of the Selling Agent at another time and date; and at the Closing Date no stop order suspending the effectiveness of the Registration Statement or the consummation of the Offering shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission or any state securities or Blue Sky authority, and no order or other action suspending the effectiveness of the Prospectus or the consummation of the Offering shall have been issued or proceedings therefore initiated or threatened by the Division or the FRB and no injunction, restraining order, or order of any nature by a Federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance of the Shares.  The Registration Statement and all amendments thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Prospectus, and all amendments or supplements thereto, shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the Permitted Free Writing Prospectuses, if any, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

c.  At the Closing Date, the Selling Agent shall have received:

(i)           The favorable opinion, dated as of the Closing Date addressed to the Selling Agent and for its and its counsel’s benefit, of Muldoon, as  set forth in Exhibit B.  Such opinion may rely upon certificates of officers and directors of the Meridian Parties delivered pursuant hereto or as such counsel shall reasonably request.

(ii)           The favorable opinion, dated as of the Closing Date, of Silver, Freedman & Taff, L.L.P., counsel for the Selling Agent, with respect to such matters as the Selling Agent may reasonably require. Such opinion may rely upon certificates of officers and directors of the Meridian Parties delivered pursuant hereto or as such counsel shall reasonably request.

(iii)           A Blue Sky Memorandum from Muldoon relating to the Offering, including Selling Agent’s participation therein, and should be furnished to the Company with a copy thereof addressed to Selling Agent or upon which Muldoon shall state Selling Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the Common Stock under the state securities laws of all of the states of the United States and the District of Columbia.

d.  At the Closing Date, the Selling Agent shall receive a certificate of the Chief Executive Officer and the Chief Financial Officer of each of the Meridian Parties, dated the Closing Date, to the effect that: (i) they have carefully examined the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus and, in their opinion, as of the effective date of the Registration Statement, the date of the Prospectus and the dates of any Permitted Free Writing Prospectus, the statements contained therein were true and correct, and such Registration Statement, Prospectus, and any Permitted Free Writing Prospectus did not omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of the Company, the MHC or the Bank and the conditions set forth in this Section 8 have been satisfied; (iii) since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has been no Material Adverse Effect, whether or not arising in the ordinary course of business; (iv) the representations and warranties in Section 4 of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Date and all covenants and obligations required to be performed or complied with by any Meridian Party pursuant to this Agreement as of the Closing Date have been so performed or complied with; (v) the Meridian Parties have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date and will comply with all obligations to be satisfied by them after the Offering; (vi) the Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the Commission or any state securities or Blue Sky authority; (vii) no order suspending the Offering or the effectiveness of the Prospectus has been issued and no proceedings for that purpose have been issued and no proceedings for that purpose have been initiated or threatened by the Division or the FRB; and (viii) to the knowledge of the Company or the Bank, no person has sought to obtain review of the final action of the FRB or the Division in approving the Relief Application and the Massachusetts Application, respectively.

e.  Prior to and at the Closing Date: (i) there shall have been no material adverse effect on the business, financial condition, results of operations, affairs or prospects of the Meridian Parties taken as a whole since the respective dates as of which information is given in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by any Meridian Party since the latest dates as of which the financial condition of the Meridian Parties is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) no Meridian Party shall have received from the FRB, the Division, or any other government agency any direction (oral or written) to make any material change in the method of conducting its business with which it has not complied (which direction, if any, shall have been disclosed to the Selling Agent) or which would materially and adversely affect the business, financial condition, results of operations, affairs or prospects; (iv) no Meridian Party shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any outstanding indebtedness; (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of any Meridian Party, threatened against any Meridian Party, or affecting any of their respective properties wherein an unfavorable decision, ruling or finding would materially and adversely affect the business, financial condition, results of operations, affairs or prospects of the Meridian Parties taken as a whole; and (vi) the Shares shall have been qualified or registered for offering and sale or exempted therefrom under the securities or blue sky laws of the jurisdictions as the Selling Agent shall have reasonably requested and as agreed to by the Company.

f.  Concurrently with the execution of this Agreement, the Selling Agent and the Meridian Parties shall receive a letter from Wolf dated the date hereof and addressed to the Selling Agent and the Meridian Parties: (i) confirming that Wolf is a firm of independent certified public accountants with respect to the Company, the MHC and the Bank within the meaning of the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and no information concerning Wolf’s relationship with or interests in any Meridian Party is required to be disclosed in the Prospectus, and stating in effect that in Wolf’s opinion the consolidated financial statements of the Company included in the Prospectus and covered by Wolf’s opinion included therein comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 Act, the 1933 Act Regulations, the 1934 Act Regulations and accounting principles generally accepted in the United States of America; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an examination in accordance with generally accepted auditing standards) consisting of a review, in accordance with Statement on Auditing Standards No. 71, of the latest available unaudited interim consolidated financial statements of the Company prepared by the Company, a reading of the minutes of the meetings of the Board of Directors, Executive Committee, Audit Committee and stockholders of the Company, the MHC and the Bank and consultations with officers of the Company, the MHC and the Bank responsible for financial and accounting matters, nothing has come to Wolf’s attention which causes Wolf to believe that: (A) such unaudited consolidated financial statements including any “Recent Developments” section in the Prospectus do not comply as to form in all material respects with applicable accounting requirements; (B) such unaudited consolidated financial statements including any “Recent Developments” section are not in conformity with accounting principles generally accepted in the United States of America, applied on a basis substantially consistent with that of the audited consolidated financial statements included in the Prospectus; (C) during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than five business days prior to the date hereof, there was any material increase in borrowings

(defined as securities sold under agreements to repurchase and any other form of debt other than deposits) non-performing loans, or special mention loans or decrease in the deposits or loan allowance, total assets, stockholders’ equity or there was any change in common stock outstanding or (D) there was any material decrease in retained earnings of the Company at the date of such letter as compared with amounts shown in the latest unaudited consolidated balance sheet included in the Prospectus or any decrease in net income, net interest income, provision for loan losses or net income after provision or increase in non-interest expense of the Company for the number of full months commencing immediately after the period covered by the latest unaudited consolidated income statement included in the Prospectus and ended on the latest month end prior to the date of the Prospectus as compared with amounts shown in the latest unaudited consolidated balance sheet included in the Prospectus; and (iii) stating that, in addition to the examination referred to in Wolf’s opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this paragraph (f), Wolf has compared with the general accounting records of the Company’s and/or the Bank’s, as applicable, which are subject to the internal controls of the accounting system and other data prepared by the Company and/or the Bank, as applicable, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Selling Agent may reasonably request; and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

g.  At the Closing Date, the Selling Agent shall receive a letter from Wolf, dated the Closing Date, addressed to the Selling Agent and the Meridian Parties, confirming the statements made by Wolf in the letter delivered pursuant to paragraph (f) of this Section 8, the “specified date” referred to in clause (ii) (C) thereof to be a date specified in such letter, which shall not be more than three (3) business days prior to the Closing Date.

h.  At the Closing Date, the Bank shall receive a letter from Keller, dated the Closing Date (i) confirming that said firm is independent of the Meridian Parties and is experienced and expert in the area of corporate appraisals, (ii) stating in effect that the Independent Valuation prepared by such firm complies in all material respects with the applicable requirements of the Massachusetts Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Company and the Bank, as most recently updated, remains in effect.

i.  At or prior to the Closing Date, the Selling Agent shall receive: (i) a copy of the letters from the Commissioner, the Division and the FRB, as applicable, approving the Offering Applications and authorizing the use of the Prospectus; (ii) a copy of the orders from the Commission declaring the Registration Statement and the Exchange Act Registration Statement effective; (iii) a certificate from the Division evidencing the valid existence of the Bank; (iv) a certificate from the FDIC evidencing the Bank's insurance of accounts; (v) a certificate from the FHLB of Boston evidencing the Bank's membership therein; (vi) separate certificates from the FRB evidencing the MHC and the Company’s standing as a registered bank holding company; (vii) a copy of the Bank’s state stock charter; and (viii) a copy of the MHC’s and the Company’s articles of incorporation.

j.  At the Closing Date, counsel to the Selling Agent shall have been furnished with such other documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares as herein contemplated and related proceedings or in order to evidence the accuracy or completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Meridian Parties in connection with the Offering and the sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Selling Agent and counsel to the Selling Agent.

k.  The Meridian Parties shall not have sustained since the date of the latest audited consolidated financial statements included in the Registration Statement and Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Registration Statement, which is in the judgment of the Selling Agent sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

l.  Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority other than temporary trading halts or limitation (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day and (C) which when combined with all other such halts occurring during the previous five (5) business days, total less than two (2) hours; (ii) a general moratorium on the operations of operation of commercial banks, federal or state savings banks in New York or a general moratorium on the withdrawal of deposits from commercial banks, federal or state savings and loan associations or savings banks in New York declared by either federal or state authorities; or (iii) there shall not have occurred any material adverse change in the financial markets in the United States or elsewhere or any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of which, in the judgment of the Selling Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

m.  All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Selling Agent and to counsel for the Selling Agent.  Any certificate signed by an officer of the MHC, the Company or the Bank and delivered to the Selling Agent or to counsel for the Selling Agent shall be deemed a representation and warranty by the MHC, the Company or the Bank, as the case may be, to the Selling Agent as to the statements made therein.

n.  If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, or by February 21, 2008, this Agreement and all of the Selling Agent’s obligations hereunder may be canceled by the Selling Agent by notifying the Meridian Parties of such cancellation in writing or by fax at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 1, 6 and 7 hereof. Notwithstanding the above, if this Agreement is canceled pursuant to this paragraph, the Meridian Parties jointly and severally agree to reimburse the Selling Agent for all of the Selling Agent’s out-of-pocket expenses reasonably incurred by the Selling Agent, including any legal fees (and out-of- pocket expenses) to be paid to the Selling Agent’s counsel, subject to the limits expressed in Section 1(d) hereof.

SECTION 9. Termination.  The Selling Agent may terminate this Agreement by giving the notice indicated below in this Section 9 at any time after this Agreement becomes effective as follows:

a.           If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Selling Agent's opinion, impracticable to proceed with the offering of the Shares; or if trading on the NYSE shall have suspended (except that this shall not apply to the imposition of NYSE trading collars imposed on program trading); or if the United States shall have become involved in a war or major hostilities; or if a general banking moratorium has been declared by a state or federal authority which has a material effect on the combined institution or the Offering; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material adverse change in the financial condition, results of operations or business of the combined institution, or if the combined institution shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not said loss shall have been insured; or if there shall have been a material adverse change in the financial condition, results of operations or business of the Meridian Parties, taken as a whole.

b.           In the event the Company fails to sell the required minimum number of the Shares by February 21, 2008 and in accordance with the provisions of the Plan or as required by the Massachusetts Regulations, and applicable law, this Agreement shall terminate upon refund by the Company to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 1, 6 and 7 hereof.

c.           If any of the conditions specified in Section 8 shall not have been fulfilled when and as required by this Agreement, unless waived in writing, or by the Closing Date, this Agreement and all of the Selling Agent's obligations hereunder may be cancelled by the Selling Agent by notifying the Company of such cancellation in writing or by telegram at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 1, 6 and 7 hereof.

d.           If the Selling Agent elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by telephone or telegram, confirmed by letter.

The Company, the MHC and the Bank may terminate this Agreement in the event the Selling Agent is in material breach of the representations and warranties or covenants contained in Section 4.2 and such breach has not been cured after the Selling Agent was provided with notice of such breach.

This Agreement may also be terminated by mutual written consent of the parties hereto.

SECTION 10. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be mailed in writing and if sent to the Selling Agent shall be mailed, delivered or telegraphed and confirmed to Keefe, Bruyette & Woods, 211 Bradenton Drive, Dublin, Ohio 43017-5034, Attention: Robert P. Hutchinson (with a copy to Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100, Washington, D.C. 20007, Attention: Dave M. Muchnikoff); and, if sent to a Meridian Party, shall be mailed, delivered or telegraphed and confirmed to such Meridian Party at Meridian Interstate Bancorp, Inc., 10 Meridian Street, East Boston, MA 02128, with a copy to  Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, N.W., Washington, DC 20016, Attention: Lawrence M.F. Spaccasi, Esq.

SECTION 11. Parties. The Meridian Parties shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Selling Agent when the same shall have been given by the undersigned.  The Selling Agent shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Meridian Parties, when the same shall have been given by the undersigned or any other officer of the Meridian Parties.  This Agreement shall inure solely to the benefit of, and shall be binding upon, the Selling Agent, the Company, the MHC, the Bank, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties hereto, and supersedes any prior agreement among the parties and may not be varied except in writing signed by all the parties.

SECTION 12. Closing. The closing for the sale of the Shares shall take place on the Closing Date at such location as determined pursuant to Section 2. At the closing, the Company shall deliver to the Selling Agent in next day funds the commissions, fees and expenses due and owing to the Selling Agent as set forth in Sections 1 and 6 hereof and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Selling Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

SECTION 13. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstances or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

SECTION 14.  Governing Law and Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 15. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

SECTION 16. Entire Agreement. This Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

SECTION 17. Survival. The respective indemnities, agreements, representations, warranties and other statements of the Meridian Parties and the Selling Agent, as set forth in this Agreement, shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation (or any statement as to the results thereof) made by or on behalf of the Selling Agent or any of the Selling Agent’s officers or directors or any person controlling the Selling Agent, or the Meridian Parties, or any of their respective officers or directors or any person controlling the Meridian Parties, and shall survive termination of this Agreement and receipt or delivery of any payment for the Shares.

SECTION 18. Waiver of Trial by Jury. Each of the Selling Agent and the Meridian Parties waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort, or otherwise) related to or arising out of this Agreement.

This Agreement is made solely for the benefit of and will be binding upon the parties hereto and their respective successors and the directors, officers and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

The term “successors” shall not include any purchaser of any of the Shares. Time shall be of the essence for this Agreement.

This Agreement may be signed in various counterparts which together will constitute one agreement. The remainder of this page has been intentionally left blank.

If the foregoing correctly sets forth the arrangement among the Company, the MHC, the Bank and the Selling Agent, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter and the Selling Agent’s acceptance shall constitute a binding agreement.

Very Truly yours,

MERIDIAN INTERSTATE BANCORP, INC. By Its Authorized Representative:	MERIDIAN FINANCIAL SERVICES, INCORPORATED By Its Authorized Representative:

/s/ Richard Gavegnano	/s/ Richard Gavegnano
Richard Gavegnano	Richard Gavegnano
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer

EAST BOSTON SAVINGS BANK By Its Authorized Representative:

/s/ Richard Gavegnano
Richard Gavegnano
Chairman

Accepted as of the date first above written Keefe, Bruyette & Woods, Inc.

/s/ Robert P. Hutchinson
Robert P. Hutchinson Principal

36